EXHIBIT 99.1

Community West Bancshares Earns $1.3 Million in First Quarter; Book Value Per Common Share Increases to $7.71; Increases Quarterly Cash Dividend 17% to $0.035 Per Common Share

GOLETA, Calif., April 29, 2016 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income of $1.3 million in the first quarter of 2016 (1Q16) compared to net income of $1.9 million in the fourth quarter of 2015 (4Q15) and $1.8 million in the first quarter a year ago (1Q15).

“During the first quarter of the year, we continued to achieve solid operating results, with earnings of $1.3 million and diluted earnings per common share of $0.15,” stated Martin E. Plourd, President and Chief Executive Officer. “Driving our results were ongoing improvements in credit quality, double-digit, 12-month annualized loan growth and strong capital.  We believe our San Luis Obispo location will generate more growth as the year progresses.  Additionally, we were able to increase our quarterly cash dividend by 17%.”

1Q16 Financial Highlights

  Nonaccrual loans, net, decreased 54.3% to $4.8 million at March 31, 2016, compared to $10.5 million a year ago, representing the lowest level since 3Q07.
  Net income available to common stockholders for 1Q16 was $1.3 million, or $0.15 per diluted share, compared to $1.6 million, or $0.19 per diluted share, for 1Q15.
  Annualized return on average assets was 0.83%.
  Annualized return on average common equity was 8.23%.
  Net interest margin was 4.45%.
  Net loans increased 11.2% to $540.2 million at March 31, 2016, compared to $485.8 million a year ago.
  Total deposits increased 10.2% to $546.1 million at March 31, 2016, compared to $495.7 million a year ago.
  Book value per common share was $7.71 at March 31, 2016, compared to $7.50 a year ago.
  The Bank continues to be well-capitalized per banking regulations with its total risk-based capital ratio at 13.84% and Tier 1 leverage ratio at 10.55% at March 31, 2016.
  Received approvals to open a full-service branch office in San Luis Obispo and to relocate its existing full-service branch in Santa Maria to a more desirable business location.

Income Statement

“We continue to generate higher than industry average loan yields with our diversified lending platform, which contributed to our net interest margin remaining in the mid-4% range,” said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer.  First quarter net interest margin was 4.45% compared to 4.65% in 1Q15.  The net interest margin was 4.90% for 4Q15 primarily due to one large nonaccrual loan relationship that was paid off during that quarter and previously recognized interest was recorded, increasing the yield on earning assets by 47 basis points.

The Bank’s first quarter net interest income was $6.7 million, a 9.9% decrease compared to $7.5 million in the preceding quarter but a 5.8% increase compared to $6.4 million in 1Q15.  Non-interest income was $579,000 in 1Q16, a 7.6% increase compared to $538,000 in 4Q15 and a 20.6% increase compared to $480,000 in 1Q15.

First quarter non-interest expenses totaled $5.3 million, compared to $5.1 million in 4Q15 and $4.8 million in 1Q15.  The increase is largely due to the business development of the Bank’s Northern region, consisting of San Luis Obispo and north Santa Barbara counties.

Balance Sheet

Community West’s total assets were $622.8 million at March 31, 2016, a 0.2% increase compared to three months earlier and a 8.8% increase compared to one year ago.  Net loans increased modestly to $540.2 million at March 31, 2016, compared to $536.5 million at December 31, 2015, and increased 11.2% compared to $485.8 million a year ago.  During 1Q16, net loan growth was lessened by the payoff of five loan relationships totaling $11.9 million.  Commercial real estate loans outstanding were up 13.7% from year ago levels to $185.5 million at March 31, 2016, and comprise 33.9% of the total loan portfolio.  Manufactured housing loans were up 7.2% from year ago levels to $182.0 million and represent 33.3% of total loans.  Commercial loans increased 45.2% from year ago levels to $107.4 million and represent 19.6% of the total loan portfolio and SBA loans decreased 25.7% from a year ago to $42.9 million and represent 7.8% of the total loan portfolio.

Deposits totaled $546.1 million at March 31, 2016, up modestly compared to $544.3 million at December 31, 2015 and grew 10.2% compared to $495.7 million a year earlier.  Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $405.5 million at March 31, 2016 and comprise 74.3% of total deposits, compared to $394.3 million, or 79.5% of total deposits, a year ago.

Stockholders’ equity was $62.4 million at March 31, 2016, compared to $61.9 million at December 31, 2015, and $67.5 million a year ago as preferred stock of $6.0 million was redeemed.  Book value per common share improved to $7.71 at March 31, 2016 compared to $7.55 at December 31, 2015, and $7.50 a year ago.

Credit Quality

“As a result of strong asset quality, including the solid loan loss reserves already in place, we recorded a negative provision for loan losses in the last nine quarters and net loan loss recoveries in eight of the past nine quarters,” said Plourd.  The negative loan loss provision was $247,000 in 1Q16, compared to $277,000 in 4Q15, and $968,000 in 1Q15.  Net loan recoveries were $150,000 in 1Q16 compared to $181,000 in 4Q15 and $366,000 in 1Q15.

The allowance for loan losses was $6.8 million at March 31, 2016, or 1.41% of total loans held for investment, compared to 1.44% at December 31, 2015, and 1.69% a year ago.  Net nonaccrual loans decreased 4.1% to $4.8 million, or 0.88% of total loans at March 31, 2016, compared to $5.0 million, or 0.92% of total loans, three months earlier, and decreased 54.3% compared to $10.5 million, or 2.13% of total loans, a year ago.

Of the $4.8 million in net nonaccrual loans, $2.3 million were commercial real estate loans, $1.5 million were manufactured housing loans, $398,000 were SBA loans, $308,000 were home equity loans, $274,000 were single family real estate loans and $44,000 were commercial loans.

Other assets acquired through foreclosure totaled $176,000 at March 31, 2016, compared to $198,000 three months earlier and $320,000 a year earlier.  Nonaccrual loans plus other assets acquired through foreclosure, net of SBA/USDA guarantees, totaled $5.0 million, or 0.80% of total assets, at March 31, 2016, compared to $5.2 million, or 0.84% of total assets, three months earlier and $10.8 million, or 1.89% of total assets, a year ago.

Increases Cash Dividend to $0.035 Per Common Share

The Company’s Board of Directors declared a quarterly cash dividend of $0.035 per common share, payable May 31, 2016 to common shareholders of record on May 12, 2016.  This represents $0.14 per annum, which is a 17% increase over the current dividend rate.

Stock Repurchase Program
On August 31, 2015, the Company announced that the Board of Directors authorized a common stock repurchase program of up to $3 million.  As of March 31, 2016, 111,253 shares had been repurchased at an average per share cost of $6.99.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village and one loan production office in San Luis Obispo. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Interest income
Loans, including fees	$7,175	$7,886	$6,712
Investment securities and other	269	249	305
Total interest income	7,444	8,135	7,017
Interest expense
Deposits	651	622	605
Other borrowings and convertible debt	72	51	61
Total interest expense	723	673	666
Net interest income	6,721	7,462	6,351
Provision for loan losses	(247)	(277)	(968)
Net interest income after provision for loan losses	6,968	7,739	7,319
Non-interest income
Other loan fees	275	225	175
Document processing fees	115	102	92
Service charges	90	99	73
Other	99	112	140
Total non-interest income	579	538	480
Non-interest expenses
Salaries and employee benefits	3,452	3,175	3,115
Occupancy, net	486	519	445
Professional services	179	257	248
Loan servicing and collection	179	114	89
Data processing	171	145	119
Depreciation	149	109	91
FDIC assessment	97	90	71
Advertising and marketing	81	118	80
Stock-based compensation	80	79	42
Other	462	485	471
Total non-interest expenses	5,336	5,091	4,771
Income before provision for income taxes	2,211	3,186	3,028
Provision for income taxes	928	1,335	1,258
Net Income	1,283	1,851	1,770
Dividends and accretion on preferred stock	-	44	140
Discount on partial redemption of preferred stock	-	-	(19)
Net income available to common stockholders	$1,283	$1,807	$1,649
Earnings per share:
Basic	$0.16	$0.22	$0.20
Diluted	$0.15	$0.21	$0.19

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2016	2015	2015

Cash and cash equivalents	$2,499	$2,789	$1,689
Time and interest-earning deposits in other financial institutions	26,538	32,829	33,857
Investment securities	35,633	30,466	31,054
Loans:
Commercial	107,386	107,510	73,938
Commercial real estate	185,458	179,491	163,163
SBA	42,890	47,880	57,718
Manufactured housing	182,018	177,891	169,752
Single family real estate	17,919	19,073	15,349
HELOC	10,885	10,934	13,130
Other	425	683	26
Total loans	546,981	543,462	493,076

Loans, net
Held for sale	61,897	64,488	63,724
Held for investment	485,084	478,974	429,352
Less: Allowance for loan losses	(6,819)	(6,916)	(7,275)
Net held for investment	478,265	472,058	422,077
NET LOANS	540,162	536,546	485,801

Other assets	17,923	18,583	19,870

TOTAL ASSETS	$622,755	$621,213	$572,271

Deposits
Non-interest-bearing demand	$70,587	$76,469	$71,278
Interest-bearing demand	250,404	250,509	265,000
Savings	14,294	13,690	15,283
Certificates of deposit ($250,000 or more)	67,995	66,722	132,396
Other certificates of deposit	142,795	136,948	11,713
Total deposits	546,075	544,338	495,670
Other borrowings	10,500	10,500	5,000
Other liabilities	3,741	4,431	4,098
TOTAL LIABILITIES	560,316	559,269	504,768

Stockholders' equity	62,439	61,944	67,503

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$622,755	$621,213	$572,271

Shares outstanding	8,103	8,206	8,204

Book value per common share	$7.71	$7.55	$7.50

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Return on average common equity	8.23%	11.96%	11.78%
Return on average assets	0.83%	1.19%	1.27%
Efficiency ratio	73.10%	63.64%	69.84%
Net interest margin	4.45%	4.90%	4.65%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Average assets	$618,283	$614,688	$564,336
Average earning assets	607,872	603,921	553,940
Average total loans	543,555	537,917	493,959
Average deposits	540,539	537,269	481,531
Average equity (including preferred stock)	62,678	63,334	67,218
Average common equity (excluding preferred stock)	62,678	61,395	60,934

EQUITY ANALYSIS	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Total equity	$62,439	$61,944	$67,503
Less: senior preferred stock	-	-	(5,995)
Total common equity	$62,439	$61,944	$61,508

Common stock outstanding	8,103	8,206	8,204
Book value per common share	$7.71	$7.55	$7.50

ASSET QUALITY	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Nonaccrual loans, net	$4,807	$5,013	$10,482
Nonaccrual loans, net/total loans	0.88%	0.92%	2.13%
Other assets acquired through foreclosure, net	$176	$198	$320

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,983	$5,211	$10,802
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.80%	0.84%	1.89%
Net loan (recoveries)/charge-offs in the quarter	$(150)	$(181)	$(366)
Net (recoveries)/charge-offs in the quarter/total loans	-0.03%	-0.03%	-0.07%

Allowance for loan losses	$6,819	$6,916	$7,275
Plus: Reserve for undisbursed loan commitments	74	61	37
Total allowance for credit losses	$6,893	$6,977	$7,312
Allowance for loan losses/total loans held for investment	1.41%	1.44%	1.69%
Allowance for loan losses/nonaccrual loans, net	141.86%	137.96%	69.40%

Community West Bank *
Tier 1 leverage ratio	10.55%	10.38%	11.72%
Tier 1 risk-based capital ratio	12.59%	12.45%	14.51%
Total risk-based capital ratio	13.84%	13.70%	15.77%

INTEREST SPREAD ANALYSIS	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Yield on total loans	5.31%	5.82%	5.51%
Yield on investments	2.58%	2.60%	3.48%
Yield on interest earning deposits	0.57%	0.32%	0.30%
Yield on earning assets	4.93%	5.34%	5.14%

Cost of interest-bearing deposits	0.56%	0.53%	0.58%
Cost of total deposits	0.48%	0.46%	0.51%
Cost of borrowings	2.76%	2.31%	2.06%
Cost of interest-bearing liabilities	0.61%	0.57%	0.63%

* Capital ratios are preliminary until the Call Report is filed.

Contact: Charles G. Baltuskonis, EVP & CFO
805.692.5821
www.communitywestbank.com

The Cereghino Group
IR CONTACT: 206-388-5785